Exhibits 5.1 and 23.3

August 9, 2006

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, MA 01887

Ladies and Gentlemen:

     We have acted as counsel for Charles River Laboratories International, Inc., a Delaware company (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333- ) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of the Company’s (a) 2.25% Convertible Senior Notes due 2013 (the “Convertible Senior Notes”) issued pursuant to a convertible senior note indenture between the Company and U.S. Bank National Association (the “Convertible Senior Note Trustee”) (the “Convertible Senior Note Indenture”); (b) senior debt securities (other than the Convertible Senior Notes) and subordinated debt securities (collectively, the “Debt Securities”), which may be issued pursuant to a senior debt indenture, between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Senior Debt Trustee”) (the “Senior Debt Indenture”) and a subordinated debt indenture between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Subordinated Debt Trustee” and, together with the Senior Debt Trustee, the “Trustees”) (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”); (c) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) of the Company; (d) shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company; (e) Warrants of the Company to purchase Debt Securities (the “Warrants”), which may be issued pursuant to a warrant agreement between the Company and a designated Warrant Agent (the “Warrant Agreement”) and (f) Debt Securities, Preferred Stock, Common Stock and Warrants or any combination thereof that may be offered in the form of units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”).

     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

      On the basis of the foregoing, we advise you that, in our opinion:

     1. The Convertible Senior Note Indenture and the Convertible Senior Notes have been duly authorized, executed and delivered by the Company and the Convertible Senior Notes constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     2. The shares of Common Stock issuable upon conversion of the Convertible Senior Notes have been duly authorized and reserved for issuance upon such conversion. Such shares of Common Stock, when issued upon such conversion, will be validly issued, fully paid and non-assessable.

     3. When the Indentures and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustees and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     4. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

     5. When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company; the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement; and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     6. When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to above and further consent to the reference to our name under the caption “Legal Opinions” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell